Exhibit 10.2

EXECUTION COPY

CERIDIAN CORPORATION

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES

Ceridian Corporation

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425-1640

and

Gregory J. Macfarlane

(“Executive”)

Date: March 9, 2007, as amended and restated November 9, 2007

RECITALS

A.	Ceridian wishes to obtain the services of Executive for the duration of this Agreement, and Executive wishes to provide services for such period.

B.	Ceridian desires reasonable protection of Ceridian’s Confidential Information (as defined below).

C.	Ceridian desires assurance that Executive will not compete with Ceridian, engage in recruitment of Ceridian’s employees or make disparaging statements about Ceridian after termination of employment, and Executive is willing to refrain from such competition, recruitment and disparagement.

D.	Executive desires to be assured of a minimum Base Salary (as defined below) from Ceridian for Executive’s services for the term of this Agreement.

E.	It is expressly recognized by the parties that Executive’s acceptance of, and continuance in, Executive’s position with Ceridian and agreement to be bound by the terms of this Agreement represents a substantial commitment to Ceridian in terms of Executive’s personal and professional career and a foregoing of present and future career options by Executive, for all of which Ceridian receives substantial value.

F.	The parties recognize that a Change of Control (as defined below) may result in material alteration or diminishment of Executive’s position and responsibilities and substantially frustrate the purpose of Executive’s commitment to Ceridian and forbearance of career options.

G.	The parties recognize that in light of the above-described commitment and forbearance of career options, it is essential that, for the benefit of Ceridian and its stockholders, provision be made for the possibility of a Change of Control Termination (as defined below) in order to enable Executive to accept and effectively continue in Executive’s position in the face of inherently disruptive circumstances arising from the possibility of a Change of Control of Ceridian Corporation (as defined below), although no such change is now contemplated or foreseen.

H.	Ceridian Corporation has entered into that certain Agreement and Plan of Merger with Foundation Merger Sub, Inc and Foundation Holdings, Inc. pursuant to which, subject to certain conditions, Ceridian Corporation will become a wholly-owned subsidiary of Foundation Holdings, Inc. (the “Transaction”).

I.	Immediately following the closing of the Transaction (the “Transaction Closing”), Intermediate Corp. (as defined below) will be a direct Subsidiary of Parent Corporation (as defined below), and Foundation Holdings, Inc. will be a direct Subsidiary of Intermediate Corp.

J.	In connection with the Transaction Closing, Executive has agreed to purchase 16,250 shares of common stock of Parent Corporation and 3,750 shares of preferred stock of Intermediate Corp. for respective amounts per share equal to the Base Price pursuant to a subscription agreement (the “Subscription Agreement”) to be entered into by Executive, Parent Corporation and Intermediate Corp. on or prior to the date of the Transaction Closing (the “Transaction Closing Date”).

K.	On or prior to the Transaction Closing Date, Executive will enter into a Stockholders Agreement (the “Stockholders Agreement”) by an among Parent Corporation and the stockholders of Parent Corporation.

L.	The parties intend that, subject to and simultaneous with the Transaction Closing and subject to the stockholder approval contemplated by Section 2.03, this Amended and Restated Executive Employment Agreement will supersede the March 9, 2007 Executive Employment Agreement.

NOW, THEREFORE, in consideration of Executive’s acceptance of and continuance in Executive’s employment for the term of this Agreement and the parties’ agreement to be bound by the terms contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01.	“Affiliate” means any entity with whom Ceridian would be considered a single employer under Section 414(b) or 414(c) of the Code.

1.02.	“Base Price” means the per-share price to be paid for the common stock of the Parent Corporation and preferred stock of Intermediate Corp. by the Sponsors in connection with the Transaction Closing.

1.03.	“Base Salary” shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

1.04.	“Board” shall mean the Board of Directors of Parent Corporation.

1.05.	“Cause” means cause as defined under Section 4.02 of Article IV.

1.06.	“Ceridian” shall mean Ceridian Corporation, a Delaware corporation f/k/a New Ceridian Corporation, and, except for purposes of Section 7.01(b) and (f), Parent Corporation and any Subsidiary (as that term is defined in Section 1.14) of Parent Corporation.

1.07.	“Code” means the Internal Revenue Code of 1986, as amended.

1.08.	“Confidential Information” shall mean information or material of Ceridian which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:

(a)	information or material relating to Ceridian and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

(b)	information or material relating to Ceridian’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of Ceridian’s services, products or software;

(c)	information on or material relating to Ceridian which when received is marked as “proprietary,” “private,” or “confidential;”

(d)	trade secrets of Ceridian;

(e)	software of Ceridian in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of Ceridian; and

(f)	any similar information of the type described above which Ceridian obtained from another party and which Ceridian treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Ceridian.

Notwithstanding the foregoing, “Confidential Information” does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Executive outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

1.09.	“Disability” means totally and permanently disabled as defined in Ceridian’s group long-term disability plan applicable to senior executives, as may be amended from time to time.

1.10.	“Good Reason” means any one or more of the following events which shall occur without Executive’s express written consent:

(a)	A change in Executive’s reporting responsibilities, titles or office, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, which has the effect of materially diminishing Executive’s responsibility or authority, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by Ceridian promptly after receipt of written notice thereof given by Executive and excluding any diminution attributable to a sale, spin off, reverse spin off or similar disposition of any Subsidiary of Ceridian.

(b)	A reduction by Ceridian in Executive’s Base Salary or bonus opportunity or as the same may be increased from time to time thereafter or any failure by Ceridian to pay any portion of Executive’s compensation when due, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Ceridian promptly after receipt of written notice thereof given by Executive;

(c)	Ceridian requiring Executive to be based anywhere other than within 50 miles of Executive’s job location as of the Commencement Date;

(d)	Without replacement by plans, programs or arrangements which, taken as a whole, provide benefits to Executive at least reasonably comparable to those discontinued or adversely affected, (A) the failure by Ceridian to continue in effect, any bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Executive is participating; or (B) the taking of any action by Ceridian that would materially and adversely affect Executive’s participation or materially reduce Executive’s benefits under any of such plans, programs or arrangements, in each case, other than an isolated, insubstantial and inadvertent failure or reduction not occurring in bad faith and which is remedied retroactively by Ceridian promptly but in no event later than 60 days after receipt of written notice thereof given by Executive;

(e)	The failure by Ceridian to provide office space, furniture, and secretarial support at least comparable to that provided Executive immediately prior to such failure or the taking of any similar action by Ceridian that would materially adversely affect the working conditions in or under which Executive performs his employment duties, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Ceridian promptly after receipt of written notice thereof given by Executive; or

(f)	Any material breach of this Agreement by Ceridian, or the failure by a successor to Ceridian to assume the provisions of this Agreement, including without limitation, Articles III, IV and VII, in each case, other than an isolated, insubstantial and inadvertent breach or failure not occurring in bad faith and which is remedied retroactively by Ceridian promptly but in no event later than 60 days after receipt of written notice thereof given by Executive.

Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event constituting Good Reason hereunder. Notwithstanding anything to the contrary, the effects of consummating the Transaction resulting in Ceridian becoming a privately-owned company shall not, by themselves, constitute Good Reason. In order to assert Good Reason, Executive shall be required to provide written notice of the event giving rise to Good Reason within 90 days of the occurrence of such condition.

1.11.	“Intermediate Corp.” means Ceridian Intermediate Corp. “Intermediate Corp.” shall not include any Subsidiary of Intermediate Corp.

1.12.	“Parent Corporation” means Ceridian Holding Corp. “Parent Corporation” shall not include any Subsidiary of Parent Corporation.

1.13.	“Sponsors” means Fidelity National Financial, Inc., Thomas H. Lee Partners, L.P. and their respective Affiliates.

1.14.	“Subsidiary” shall mean: (a) any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by Parent Corporation and/or one or more Subsidiaries; and (b) any division or business unit (or portion thereof) of Parent Corporation or a corporation described in clause (a) of this Section 1.14.

1.15.	“Termination of Executive’s Employment” means (i) Executive has severed his employment relationship with Ceridian and all Affiliates provided such termination constitutes a “separation from service” under Section 409A of the Code, or (ii) Executive experiences a change in employment status with Ceridian and its Affiliates that constitutes a “separation from service” under Section 409A of the Code.

ARTICLE II

EMPLOYMENT, DUTIES AND TERM

2.01.	Employment. Upon the terms and conditions set forth in this Agreement, Ceridian hereby employs Executive, and Executive accepts such employment.

2.02.	Duties. Executive shall devote his full-time and best efforts to Ceridian and to fulfilling the duties of his position which shall include such duties as may from time to time be assigned him by Ceridian, provided that such duties are reasonably consistent with Executive’s education, experience and background. Executive shall comply with Ceridian’s policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail.

2.03.	Effectiveness. The effectiveness of this Agreement shall be subject to the Transaction Closing and approval of this Agreement by holders of more than 75% of the post-Transaction voting stock of Parent Corporation (excluding Executive).

2.04.	Term. Subject to the provisions of Section 2.03 and Articles IV and VIII, Executive’s employment with Ceridian pursuant to the terms of this Agreement shall commence on the Transaction Closing Date (the “Commencement Date”) and shall continue until the fifth anniversary of the Transaction Closing Date (the “Initial Term”). On each anniversary of the Agreement, and subject to the provisions of Articles IV and VIH, this Agreement and Executive’s employment shall be automatically extended for an additional one-year period. For purposes hereof, the Initial Term, together with any subsequent extensions thereof, are hereinafter referred to as the “Term.” Upon the occurrence of a Change of Control during the Term, all applicable Change of Control protections set forth herein (including, without limitation, those set forth in Article VII hereof) shall continue to apply for the 24-month period commencing on the date of the Change of Control.

ARTICLE III

COMPENSATION AND EXPENSES

3.01.	Base Salary. For all services rendered under this Agreement during the Term, Ceridian shall pay Executive a minimum Base Salary, at no less than three hundred fifty thousand dollars ($350,000.00) per year. The Base Salary shall be paid in accordance with Ceridian’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time. If Executive’s salary is increased from time to time during the term of this Agreement, the increased amount shall be the Base Salary for the remainder of the term. The Base Salary shall be reviewed and subject to increase in the sole discretion of the Board in January 2008 and annually thereafter.

3.02.	Bonus and Incentive. Bonus or incentive compensation shall be at the sole discretion of Ceridian. Except as otherwise provided in Article VII, Ceridian shall have the right, in accordance with their terms, to alter, amend or eliminate any bonus or incentive plans, or Executive’s participation therein, without compensation to Executive.

3.03.	Stock Option Grants. Subject to the closing of the transactions contemplated by the Subscription Agreement, Parent Corporation hereby agrees to grant to Executive options (the “Options”) to purchase shares of Parent Corporation’s common stock, effective as of the Transaction Closing Date. The aggregate number of shares subject to the Options shall be five hundred thousand (500,000) shares (the “Option Shares”). One-half (1/2) of the Option Shares shall be subject to time-based vesting (the “Time-Based Vesting Option Shares”) and one-half (1/2) of the Option Shares shall be subject to performance-based vesting (the “Performance- Based Vesting Option Shares”).

Except as expressly set forth in this Section 3.03 and Exhibit A, the options to be awarded to Executive under this Section 3.03 shall be provided in all other respects subject to and in conformity with the provisions of Parent Corporation’s 2007 Stock Incentive Plan (the “Stock Incentive Plan”), as the same may be amended from time to time, and a non-qualified stock option agreement to be entered into by Executive and Parent Corporation and shall be consistent with the terms set forth on Exhibit A.

3.04.	Benefit Plans. Executive shall be entitled to participate in the employee health and welfare, retirement and other employee benefits programs offered generally from time to time by Ceridian to its executive employees, to the extent that Executive’s position, tenure, salary, and other qualifications make Executive eligible to participate.

3.05.	Business Expenses. Ceridian shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing his or her duties as an employee of Ceridian, provided that Executive accounts promptly for such expenses to Ceridian in the manner prescribed from time to time by Ceridian.

3.06.	Payment and Timing of Benefits. No payments or benefits provided under this Article III in respect of one taxable year shall affect the amounts payable in any other taxable year. No benefit or payment due to Executive under this Article III shall be subject to liquidation or exchange for another benefit. Any reimbursements made to Executive pursuant to this Agreement or otherwise shall be paid promptly in accordance with past Company practice, but in no event later than the last day of the year following the year in which the expense was incurred.

ARTICLE IV

EARLY TERMINATION

4.01.	Early Termination. This Article shall not apply to a Change of Control Termination which is governed solely by the provisions of Article VII, and does not alter the respective continuing obligations of the parties pursuant to Articles V and VI.

4.02.	Termination for Cause. Ceridian may terminate this Agreement and Executive’s employment immediately for Cause. For the purpose hereof “Cause” means:

(a)	fraud;

(b)	misrepresentation;

(c)	theft or embezzlement of Ceridian assets;

(d)	intentional violations of law involving moral turpitude;

(e)	failure to follow Ceridian’s conduct and ethics policies; and/or

(f)	the continued failure by Executive to attempt in good faith to perform his duties as reasonably assigned to Executive pursuant to Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such performance which specifically identifies the manner in which it is alleged Executive has not attempted in good faith to perform such duties.

A Termination of Executive’s Employment by Ceridian shall not constitute a termination for Cause unless (i) there has been delivered to Executive by the Board, at least 10 days prior to such termination, a written notice which specifically identifies conduct described in clauses (a) through (f) in which the Board believes Executive has engaged and (ii) the Board has duly adopted a resolution, by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct described in clauses (a), (b), (c), (d), (e) or (f), and specifying the particulars thereof in detail. In the event of termination for Cause pursuant to this Section 4.02, Executive shall be paid at the usual rate of Executive’s annual Base Salary through the date of termination specified in any written notice of termination.

4.03.	Termination Without Cause; Termination for Good Reason. Ceridian may terminate this Agreement and Executive’s employment without Cause on at least 30 days’ written notice. Executive may terminate this Agreement and Executive’s employment with or without Good Reason on at least 30 days’ written notice. In the event of Termination of Executive’s Employment pursuant to this Section 4.03, compensation shall be paid as follows:

(a)	If the notice of termination is given by Ceridian without Cause or by Executive for Good Reason, Executive shall be paid at the usual rate of his annual Base Salary through the 30 day notice period (provided, however, that Ceridian shall have the option of making termination of the Agreement and Termination of Executive’s Employment effective immediately upon notice in which case Executive shall be paid a lump sum representing the value of 30 days worth of salary), and Executive shall become entitled to the following severance benefits:

(1)	a lump sum cash payment equal to two times the Executive’s then-current annual Base Salary.

(2)	a prorated portion of Executive’s bonus compensation, if any, to which Executive would have otherwise become entitled for the fiscal year in which the Termination of Employment occurs had Executive remained continuously employed for the full fiscal year, calculated by multiplying such bonus compensation by a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365 (without giving effect to any reduction in bonus opportunity constituting Good Reason);

(3)	reasonable executive-level outplacement services, not to exceed $15,000 during the calendar year in which the termination takes place and not to exceed $5,000 during the calendar year immediately following the calendar year in which the termination takes place (or if earlier, until the first acceptance by Executive of an offer of employment), to be provided through Executive’s preferred provider of such services; and

(4)	if following his termination, Executive elects COBRA continuation coverage for Executive and his eligible dependents under Ceridian’s group health plan, Ceridian shall reimburse Executive for the applicable COBRA premiums paid for the first six months of the COBRA continuation period.

The payment and provision of the severance benefits provided for in this Section 4.03(a) are conditioned upon Executive executing a release, substantially in the form attached as Exhibit B, of all claims against Ceridian. Payment and provision of benefits shall commence promptly, but in no event later than ten (10) days, following termination and Executive’s endorsement of the Release attached as Exhibit B and the expiration of the right of rescission set forth in Exhibit B without Executive exercising his right of rescission (or, in the case of any bonus in Section 4.03(a)(2) that is calculated upon completion of the fiscal year in which termination occurs, payment shall be within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year, if later).

(b)	If the notice of termination is given by Executive without Good Reason, Executive shall be paid at the usual rate of his annual Base Salary through the 30 day notice period.

(c)	The foregoing provisions shall not apply if Executive’s employment is terminated by Ceridian without Cause or by Executive with Good Reason pursuant to this Section 4.03 during the first 24 months following the Commencement Date. In such event, the severance and benefits provided to Executive upon a Change of Control Termination pursuant to Section 7.03 (other than the benefits provided by Section 7.03(e), which shall not apply) shall apply in lieu of the severance and benefits payable under this Section 4.03.

4.04.	Termination In The Event of Death or Disability. This Agreement shall terminate in the event of death or Disability of Executive.

(a)	In the event of Executive’s death, Ceridian shall pay a lump sum cash payment equal to one year of Executive’s then-current Base Salary as soon as practicable following Ceridian’s receipt of notice of Executive’s death. Such amount shall be paid (i) to the beneficiary or beneficiaries designated in writing to Ceridian by Executive, (ii) in the absence of such designation to the surviving spouse, or (iii) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive’s estate.

(b)	In the event of Executive’s Disability, Base Salary shall be terminated as of the end of the month in which the last day of the six-month period of Executive’s inability to perform his duties, despite Ceridian’s efforts to reasonably accommodate, occurs.

(c)	In the event of termination by reason of Executive’s death or Disability, in addition to the death or Disability benefits provided in Section 4.04(a) and Section 4.04(b), Ceridian shall pay to Executive a prorated bonus equal to (i) the amount Executive would have received in annual incentive plan bonus for the year in which termination occurs had “target” goals been achieved, multiplied by (ii) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365. The amount payable pursuant to this Section 4.04(c) shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year.

4.05.	Retirement. Executive may terminate this Agreement and Executive’s employment as a result of Executive’s decision to retire from Ceridian. Executive shall provide Ceridian with at least 30 days’ written notice of the date upon which Executive intends to retire. Executive shall be paid at the usual rate of his annual Base Salary and annual perquisite cash adder through the date of retirement stipulated in the written notice.

4.06.	Entire Termination Payment. The compensation provided for in this Article IV for early termination of this Agreement and Termination of Executive’s Employment pursuant to this Article IV shall constitute Executive’s sole remedy for such termination. Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and Ceridian.

4.07.	Termination On Account of Change in Status of Affiliate. In the event that, prior to a Change of Control or a termination for Cause under Section 4.02, Executive incurs a Termination of Executive’s Employment as defined under Section 1.15 solely on account of being primarily employed by an entity that ceases to be an Affiliate, then:

(a)	if at the time of such termination of employment, Executive has entered into or has been offered an agreement with the Affiliate or an entity that has or will have an interest in such Affiliate and such agreement provides or would provide rights that are identical to the Executive’s rights under Article IV of this Agreement, then such termination will be treated as a termination for Cause pursuant to Section 4.02; and

(b)	in all other cases, such termination of employment will be treated as a termination without Cause under Section 4.03.

ARTICLE V

CONFIDENTIALITY, DISCLOSURE AND ASSIGNMENT

5.01.	Confidentiality. Executive acknowledges that Ceridian has taken reasonable measures to preserve the secrecy of its Confidential Information. Executive will not, during the term or after the termination or expiration of this Agreement or his employment, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Ceridian. If Executive leaves the employ of Ceridian, Executive will not, without Ceridian’s prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information.

5.02.	Business Conduct and Ethics. During the term of employment with Ceridian, Executive will engage in no activity or employment which may conflict with the interest of Ceridian, and will comply with Ceridian’s policies and guidelines pertaining to business conduct and ethics.

5.03.	Disclosure. Executive will disclose promptly in writing to Ceridian all inventions, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Ceridian time or on Executive’s own time, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Ceridian in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Ceridian.

5.04.	Instruments of Assignment. Executive will sign and execute all instruments of assignment and other papers to evidence transfer of Executive’s entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Ceridian, at the request and the expense of Ceridian, and Executive will do all acts and sign all instruments of assignment and other papers Ceridian may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. If Executive is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Executive, Executive agrees to do so, and if Executive leaves the employ of Ceridian, Ceridian shall pay Executive at a rate mutually agreeable to Executive and Ceridian, plus reasonable traveling or other expenses.

5.05.	Inventions Developed on Executive’s Own Time. The two immediately preceding sections entitled “Disclosure” and “Instruments of Assignment” do not apply to inventions in which a Ceridian claim of any rights will create a violation of Chapter 181 Minnesota Statutes, Section 181.78, reproduced below and constituting the written notification of its Subdivision 3.

181.78 Agreements; terms relating to inventions

Subdivision 1.

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subdivision 2.

No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subdivision 3.

IF AN EMPLOYMENT AGREEMENT ENTERED INTO AFTER AUGUST 1, 1977, CONTAINS A PROVISION REQUIRING THE EMPLOYEE TO ASSIGN OR OFFER TO ASSIGN ANY OF THE EMPLOYEE’S RIGHTS IN ANY INVENTION TO AN EMPLOYER, THE EMPLOYER MUST ALSO, AT THE TIME THE AGREEMENT IS MADE, PROVIDE A WRITTEN NOTIFICATION TO THE EMPLOYEE THAT THE AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE EMPLOYER WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE’S OWN TIME, AND (1) WHICH DOES NOT RELATE (a) DIRECTLY TO THE BUSINESS OF THE EMPLOYER OR (b) TO THE EMPLOYER’S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

5.06.	Executive’s Declaration. Executive has no inventions, data bases, improvements, discoveries, software, writings or other works of authorship useful to Ceridian in the normal course of business, which were conceived, made or written prior to the date of this Agreement and which are excluded from this Agreement.

5.07.	Survival. The obligations of this Article V shall survive the expiration or termination of this Agreement and Executive’s employment.

ARTICLE VI

NON-COMPETITION, NON-RECRUITMENT, AND NON-DISPARAGEMENT

6.01.	General. The parties hereto recognize and agree that (a) Executive is a senior executive of Ceridian and is a key executive of Ceridian, (b) Executive has received, and will in the future receive, substantial amounts of Confidential Information, (c) Ceridian’s business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non- disparagement obligations by Executive is critical to Ceridian’s continued economic well-being and protection of Ceridian’s Confidential Information. In light of these considerations, this Article VI sets forth the terms and conditions of Executive’s obligations of non-competition, non- recruitment and non-disparagement subsequent to the termination of this Agreement and/or Executive’s employment for any reason other than a Change of Control Termination.

6.02.	Non-Competition.

(a)

During the term of this Agreement, Executive will devote full time and energy to furthering Ceridian’s business and will not pursue any other business activity without Ceridian’s written consent. Unless the obligation is waived or limited by Ceridian in accordance with subsection (b) of this Section 6.02, Executive agrees that during his or her employment with Ceridian and for a period of two years following termination of employment for any reason, including without limitation, a Change of Control Termination (“Non-Compete Period”), Executive will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of Ceridian’s business as conducted as of the date of such termination of employment or with any part of Ceridian’s contemplated business with respect to which Executive has Confidential Information. For purposes of this subsection (a), “shareholder” shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. Also for purposes of this subsection (a), “Ceridian’s business” shall include business conducted by Ceridian or its Affiliates and any partnership or joint venture in which Ceridian or its Affiliates is a partner or joint venturer; provided that, “Affiliate” as used in this sentence shall not include any corporation or other entity in which Ceridian has ownership of less than fifteen percent (15%) of the voting stock or ownership interest.

(b)	At its sole option Ceridian may, by written notice to Executive at any time within the Non-Compete Period, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity.

(c)	During the Non-Compete Period, prior to accepting employment with or agreeing to provide consulting services to, any firm or entity which offers competitive products or services, Executive shall give 30 days prior written notice to Ceridian. Such written notice shall describe the firm and the employment or consulting services to be rendered to the firm or entity, and shall include a copy of the written offer of employment or engagement of consulting services. Ceridian’s failure to respond or object to such notice shall not in any way constitute acquiescence or waiver of Ceridian’s rights under this Article VI.

6.03.	Non-Recruitment. During the term of employment and for a period of two years following termination of employment for any reason, including without limitation, a Change of Control Termination, Executive will not directly or indirectly hire any of Ceridian’s employees, or solicit any of Ceridian’s employees for the purpose of hiring them or inducing them to leave their employment with Ceridian, nor will Executive own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity which engages in the conduct proscribed in this Section 6.03. This provision shall not preclude Executive from responding to a request (other than by Executive’s employer) for a reference with respect to an individual’s employment qualifications.

6.04.	Non-Disparagement. Executive will not, during the term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Ceridian, its officers, directors, agents, employees, products or services which Executive knows, or has reason to believe, are false or misleading.

6.05.	Survival and Enforceability. The obligations of this Article VI shall survive the expiration or termination of this Agreement and Executive’s employment. Should any provision of this Article VI be held invalid or illegal, such illegality shall not invalidate the whole of this Article VI or the Agreement, but, rather, Article VI shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly. In furtherance of and not in limitation of the foregoing, Executive expressly agrees that should the duration of or geographical extent of, or business activities covered by, any provision of this Article VI be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Article VI shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law. This Article VI does not replace and is in addition to any other agreements Executive may have with Ceridian on the matters addressed herein.

ARTICLE VII

CHANGE OF CONTROL

7.01.	Definitions. For purposes of this Article VII, the following definitions shall be applied:

(a)	“Benefit Plan” means any formal or informal plan, program or other arrangement heretofore or hereafter adopted by Ceridian for the direct or indirect provision of compensation to Executive (including groups or classes of participants or beneficiaries of which Executive is a member), whether or not such compensation is deferred, is in the form of cash or other property or rights, or is in the form of a benefit to or for Executive.

(b)	“Change of Control” shall mean the first of the following events to occur:

(1)	there is consummated a merger or consolidation to which Parent Corporation or any direct or indirect Subsidiary of Parent Corporation is a party if the merger or consolidation would result in the direct or indirect shareholders of Parent Corporation immediately prior to such merger or consolidation not directly or indirectly controlling at least 50% of the combined voting power of the securities of Ceridian Corporation, or as applicable the survivor of Ceridian Corporation, outstanding immediately after such merger or consolidation; or

(2)	the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in the aggregate of securities of Ceridian representing fifty percent (50%) or more of the total combined voting power of Ceridian’s then issued and outstanding securities is acquired by any person or entity or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, the following acquisitions shall not constitute a Change of Control: (A) any acquisition by Ceridian or any of its subsidiaries, (B) any acquisition directly from Ceridian or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by Ceridian or any corporation controlled by Ceridian, (D) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (E) any acquisition by a corporation owned, directly or indirectly, by the stockholders of Ceridian in substantially the same proportions as their ownership of stock of Ceridian, (F) any acquisition in connection with which, pursuant to Rule 13d-l promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report on Schedule 13D, direct or indirect beneficial ownership of all of the voting securities of Ceridian beneficially owned by it on such date, (G) any acquisition in connection with a merger or consolidation which, pursuant to paragraph (1) above, does not constitute a Change of Control, and (H) any acquisition by one or more Sponsors; or

(3)	there is consummated a transaction contemplated by an agreement for the sale or disposition by Ceridian of all or substantially all of Ceridian’s assets, other than a sale or disposition by Ceridian of all or substantially all of Ceridian’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of Ceridian in substantially the same proportions as their ownership of Ceridian immediately prior to such sale; or

(4)	the stockholders of Ceridian approve any plan or proposal for the liquidation of Ceridian; or

(5)	a change in the composition of the Board such that the “Continuity Directors” cease for any reason to constitute at least a majority of the Board. For purposes of this clause, “Continuity Directors” means (A) those members of the Board who were directors on the Commencement Date and (B) those members of the Board (other than a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Ceridian) (1) who were elected or appointed by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing directors who either were directors on the date hereof or were previously so elected or appointed or (2) with respect to any member of the Board who was selected by a Sponsor pursuant to the terms of the Stockholders Agreement or any replacement thereof, who were elected or appointed by, or on the nomination or recommendation of, such Sponsor; or

(6)	such other event or transaction as the Board shall determine constitutes a Change of Control.

Notwithstanding any provision in this Section 7.01(b) to the contrary, a Change of Control shall not include (A) a sale, spin off, reverse spin off or similar disposition of any Subsidiary of Ceridian, unless or until the Board shall determine that such disposition constitutes a Change of Control or (B) the Transaction or any events or actions occurring on or prior to the Transaction Closing Date.

(c)	“Change of Control Compensation” means any payment or benefit (including any transfer of property) in the nature of compensation, to or for the benefit of Executive under this Agreement or any Other Agreement or Benefit Plan, which is considered to be contingent on a change in the ownership or effective control of Ceridian for purposes of Section 280G of the Code.

(d)	“Change of Control Termination” means, with respect to Executive, any of the following events:

(1)	On or within two years after a Change of Control, Termination of Executive’s Employment by Ceridian for any reason other than (A) fraud, (B) theft or embezzlement of Ceridian assets, (C) conviction of a crime involving moral turpitude, or (D) failure to follow Ceridian’s conduct and ethics policies;

(2)	On or within two years after a Change of Control, Termination of Executive’s Employment by Executive for Good Reason; or

(3)	A Termination of Executive’s Employment by Ceridian other than for the reasons described in clauses (A) through (D) of Section 7.01(d)(l) during the pendency of a Potential Change of Control and Executive reasonably demonstrates that such termination was at the request or direction of a person or entity who has entered into an agreement, the consummation of which would result in a Change of Control, or is otherwise in connection with or in anticipation of a Change of Control (whether or not a Change of Control ever occurs). For purposes of this Agreement, in the event of a termination described in the preceding sentence, a Change of Control will be deemed to have occurred immediately prior to the Termination of Executive’s Employment for purposes of this Agreement.

A Change of Control Termination by Executive shall not, however, include termination by reason of death or Disability. For the purposes of this Section 7.01(d), Termination of Executive’s Employment by Ceridian shall not constitute a termination described in clauses (A) through (D) of Section 7.01(d)(l) unless (i) there has been delivered to Executive by the Board, at least 10 days prior to such termination, a written notice which specifically identifies conduct described in clauses (A), (B), (C) or (D) of Section 7.01(d)(l) in which the Board believes Executive has engaged and (ii) the Board has duly adopted a resolution, by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct described in clauses (A), (B), (C) or (D) of Section 7.01(d)(l), and specifying the particulars thereof in detail.

(e)	“Other Agreements” means any agreement, contract or understanding heretofore or hereafter entered into between Executive and Ceridian for the direct or indirect provision of compensation to Executive.

(f)	“Potential Change of Control” shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred: (A) Ceridian enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (B) Ceridian or any person or entity publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; (C) any person becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Ceridian representing 50% or more of either the then outstanding shares of common stock of Ceridian or the combined voting power of Ceridian’s then outstanding securities; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.

7.02.	Termination by Executive. The Termination of Executive’s Employment as described in Section 7.01(d)(2) shall be accomplished by, and effective upon, Executive giving written notice to Ceridian of Executive’s decision to terminate. Except as otherwise expressly provided in this Agreement, upon the exercise of said right, all obligations and duties of Executive under this Agreement shall be of no further force and effect.

7.03.	Change of Control Termination Payment.

(a)	In the event of a Change of Control Termination, Ceridian shall make a lump sum severance payment to Executive in an amount equal to three times the sum of (1), (2) and (3) below:

(1)	one year of Base Salary at the rate in effect at the time of Executive’s termination (without giving effect to any reduction in Base Salary constituting Good Reason);

(2)	the bonus, if any, that Executive would have earned under all applicable Ceridian bonus plans for the year in which the termination occurs had “superior” goals been achieved (without giving effect to any reduction in bonus opportunity constituting Good Reason); and

(3)	the highest annual aggregate amount of 401(k) Restoration Match (as defined in the Ceridian Corporation Deferred Compensation Plan (the “DCP”)) and Supplemental Match Credit (as defined in the DCP) made by Ceridian on behalf of Executive into the DCP over the last three fiscal years prior to termination of Executive.

(b)	In the event of a Change of Control Termination, Ceridian shall also pay to Executive, along with the lump sum severance payment described in Section 7.03(a), a prorated portion of Executive’s bonus compensation for the fiscal year in which the Change of Control Termination occurs (assuming that any applicable performance objectives were achieved at the “target” level of performance and without giving effect to any reduction in bonus opportunity constituting Good Reason) calculated by multiplying (A) the maximum achievable amount of such bonus compensation by (B) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365.

(c)	In the event of a Change of Control Termination, Executive shall be entitled to continued medical and dental coverage in accordance with Section 7.06

(d)	Following a Change of Control Termination, Ceridian shall provide Executive with reasonable executive-level outplacement services, not to exceed $15,000 during the calendar year in which the Change of Control Termination takes place and not to exceed $5,000 during the calendar year immediately following the calendar year in which the Change of Control Termination takes place (or if earlier, until the first acceptance by Executive of an offer of employment), to be provided through Executive’s preferred provider of such services. Following a Change of Control Termination, Ceridian shall reimburse Executive for all customary relocation expenses actually incurred by Executive in one move out of the Executive’s state of residence within the one-year period following such Change of Control Termination, provided such move is necessitated by Executive’s acceptance of an offer of employment.

(e)	In the event of a Change of Control Termination, all outstanding Time-Based Vesting Option Shares held by Executive shall become fully vested and exercisable and all outstanding Performance-Based Vesting Option Shares held by Executive shall become vested and exercisable to the extent such Performance-Based Vesting Option Shares would have become vested and exercisable upon the closing of the Change of Control if Executive had been employed by Ceridian as of such closing.

(f)	The payments and benefits described in this Article VII shall be conditioned upon Executive executing (and not effectively rescinding) a release of claims against Ceridian substantially identical to that attached as Exhibit B hereto.

7.04.	Interest. In the event Ceridian does not make timely payment in full of the Change of Control Termination Payment described in Section 7.03, Executive shall be entitled to receive interest on any unpaid amount at the lower of: (a) the prime rate of interest (or such comparable index as may be adopted) established from time to time by the Bank of America National Trust and Savings Association, New York, New York or its successor in interest; or (b) the maximum rate permitted under Section 280G(d)(4) of the Internal Revenue Code.

7.05.	Attorneys’ Fees. In the event Executive incurs any legal expense to enforce or defend his rights under this Article VII of this Agreement, or to recover damages for breach thereof, Executive shall be entitled to recover from Ceridian any reasonable expenses for fees and expenses reasonably incurred. Such payments shall be made within five (5) business days after delivery of Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as Ceridian reasonably may require.

7.06.	Benefits Continuation. In the event of a Change of Control Termination, Executive shall, until age 65, be entitled to receive from Ceridian medical and dental insurance coverage substantially equivalent to the coverage Executive had on the day immediately prior to the Change of Control, including coverage then in effect for Executive’s spouse and dependents. During any continuation period required under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), Ceridian shall continue to provide group medical and dental coverage under one or more of Ceridian’s group medical and dental plans as if Executive were still employed, and Executive shall be required to pay no more for such insurance coverage than Executive would be required to pay had Executive continued in active employment with Ceridian. From the expiration of the COBRA period until Executive’s attainment of age 65, Ceridian shall use its reasonable best efforts to continue group coverage on the same terms; provided, however, that if Ceridian determines that such continued coverage under its group medical and dental plans after the COBRA period would jeopardize the tax-qualified status of such plans or cause Executive to incur penalty taxes under Section 409A of the Code, Ceridian shall have the right to: (i) require Executive to reimburse Ceridian for such amounts as may be necessary to preserve group coverage without jeopardizing tax-qualified status or triggering penalty taxes; or (ii) discontinue such coverage and use its reasonable best efforts to obtain for Executive, his spouse and his dependents comparable individual coverage at comparable rates. Ceridian shall reimburse Executive for the cost of such individual insurance coverage up to the amount Ceridian would be required to pay under Ceridian’s group plans had Executive continued in active employment with Ceridian, and Executive shall be responsible for all additional costs, if any.

7.07.	Mitigation; Offset. Following a Change of Control Termination, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive pursuant to this Article VII. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by Executive to Ceridian or otherwise.

ARTICLE VIII

GENERAL PROVISIONS

8.01.	No Adequate Remedy. The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement and therefore injunctive relief is appropriate. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

8.02.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Ceridian and each Subsidiary, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Ceridian, and any such successor or assign shall absolutely and unconditionally assume all of Ceridian’s obligations hereunder.

8.03.	Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address:

(a)	Ceridian Corporation

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425-1640

Attention: Office of General Counsel

with a copy to each of:

Fidelity National Financial, Inc.

4050 Calle Real, Suite 210

Santa Barbara, California 93110

Attention: Michael L. Gravelle, Executive Vice President, Legal

Facsimile: (805) 696-7831

and

Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, Massachusetts 02110

Attention: Scott Jaeckel

Facsimile: (617) 227-3514

and

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, Massachusetts 02110

Attention: James Westra, Esq.

                  Steven Peck, Esq.

Facsimile: (617) 772-8333

(b)	In the case of Executive shall be:

At the address listed on the last page of this Agreement.

Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

8.04.	Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.05.	Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose. The parties hereto expressly recognize and agree that the implementation of this Governing Law provision is essential in light of the fact that Ceridian’s corporate headquarters and its principal executive offices are located within the State of Minnesota, and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between Ceridian and its senior executives.

8.06.	Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.07.	Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

8.08.	Modification. Any changes or amendments to this Agreement must be in writing and signed by both parties.

8.09.	Tax Compliance. Notwithstanding anything to the contrary herein, if either Ceridian determines in good faith that any payment or benefit due to Executive under this Agreement is subject to Section 409A(a)(2)(B)(i) of the Code, as amended (the six month distribution delay requirement for certain payments to key employees of publicly traded companies), such payment or benefit shall not be made or provided sooner than permitted under such Section 409A(a)(2)(B)(i) of the Code and shall be made or provided on the date that is the first business day after the date that is six months after the date of “separation from service”, as such phrase is defined under Section 409A of the Code and the guidance and regulations issued thereunder. In the event any such payment shall be delayed pursuant to the preceding sentence, Ceridian shall pay to Executive in cash an amount equal to the amount of such delayed payment at the then applicable federal rate during the time that such payment is delayed. Ceridian shall consult with the Executive before making any such determinations.

Unless otherwise expressly provided, any payment of compensation by Ceridian to Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2 1/2 months) after the later of the end of the calendar year or Ceridian’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Code). To the extent that any amounts come within the definition of “involuntary severance” under Code Section 409A, such amounts up to the lesser of two times the Executive’s annual compensation for the year preceding the year of termination or two times the 401(a)(17) limit for the year of termination, shall be excluded from “deferred compensation” as allowed under Code Section 409A, and shall not be subject to the Code Section 409A compliance requirements set forth herein. Neither party individually or in combination with each other (or any other party) may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that Executive is determined by Ceridian (such determination to be conclusive and binding as between the parties) to be a “specified employee” (as defined in Code Section 409A(2)(B) and determined in accordance with Code 416(i) (without regard to paragraph (5) thereof)) of Ceridian at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the first day of the seventh (7th) month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Code Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period and any other payments shall be paid in accordance with the original payment schedule. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

8.10.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment or Change of Control agreements or understandings of the parties hereto with respect to such subject matter, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE		CERIDIAN CORPORATION

/s/ Gregory J. Macfarlane		By:	/s/ Kairus Tarapore
Gregory J. Macfarlane		Name:	Kairus Tarapore
Title:	Executive Vice President Chief Financial Officer	Title:	EVP – HR

[Signature Page to Employment Agreement]

Exhibit A

STOCK OPTION TERMS

(a)	Time-Based Vesting. Subject to applicable forfeiture provisions in the Stock Incentive Plan, the Time-Based Vesting Option Shares shall vest ratably in annual 20% increments over a five-year period, in accordance with the following schedule:

Vesting Date:	Percentage of Equity Award Vested:
First Anniversary of Transaction Closing Date	20%
Second Anniversary of Transaction Closing Date	20%
Third Anniversary of Transaction Closing Date	20%
Fourth Anniversary of Transaction Closing Date	20%
Fifth Anniversary of Transaction Closing Date	20%

All Time-Based Vesting Option Shares shall vest upon a Change of Control.

(b)	Performance-Based Vesting Subject to applicable forfeiture provisions in the Stock Incentive Plan, the Performance-Based Vesting Option Shares shall upon the earlier to occur of (A) a Change of Control and (B) following an initial public offering; provided that in either case, the Performance-Based Vesting Option Shares shall vest in such event only if the Equity Value (as defined below) of a share of common stock in the Change of Control or after the initial public offering, as the case may be, equals at least 200% of the Base Price.

Notwithstanding the foregoing, if a Change of Control occurs within the first year following the Transaction Closing Date (an “Early Change of Control”), then the Performance-Based Vesting Option Shares will vest on a straight line basis if the Equity Value in the Early Change of Control equals between 100% and 200% of the Base Price, such that zero Performance-Based Vesting Option Shares will vest if the Equity Value in the Early Change of Control is less than or equal to 100% of the Base Price, all of the Performance-Based Vesting Option Shares will vest if the Equity Value in the Early Change of Control is equal to or greater than 200% of the Base Price and the number of Performance-Based Vesting Option Shares that vest if the Equity Value in the Early Change of Control is between 100% and 200% of the Base Price shall be the total number of Performance-Based Vesting Option Shares multiplied by a fraction, the numerator of which shall be the percentage of Base Price represented by the Equity Value in the Early Change of Control minus 100% (such numerator not to exceed 100%) and the denominator of which shall be 100%.

For purposes of this calculation, “Equity Value” shall be determined as follows:

(i) in the event of a Change of Control, the Equity Value shall be determined at the time of the transaction constituting a Change of Control, and shall be equal to the aggregate amount of per share net proceeds (other than any taxes) of cash or readily marketable securities and the discounted expected value of any other deferred consideration (as determined in good faith by the Board) received or to be received by the holders of common stock of Parent Corporation in such transaction (including all shares issuable upon exercise of in-the-money options, whether or not exercisable) at the time of the Change of Control; and

(ii) at any time after an initial public offering, the Equity Value shall be measured using the average trading price of the common stock of Parent Corporation over a consecutive thirty (30) day trading period. For the purposes of this paragraph (ii), “trading price” for a day shall mean the average of the high trading price and the low trading price for such day.

(c)	Exercise Rights. The Options shall be exercisable by Executive for a period of ninety (90) days following Executive’s termination for any reason other than Cause. The Options shall not be exercisable following a termination of Executive for Cause. If the exercisability of the Options is limited by a restriction imposed by law upon Ceridian (as opposed to any restriction imposed by law upon Executive) during such ninety (90)-day period, the exercise period will be extended during the period of such restriction.

(d)	Unvested Options. Upon the cessation of Executive’s employment for any reason, the vesting of all Options shall cease and all unvested options shall be forfeited as of the date of termination. Upon the cessation of the Executive’s employment for any reason, Parent Corporation shall have the right (but not the obligation) to repurchase the common stock received upon exercise of vested options at the then-current fair market value (except in the case of a termination for Cause, in which case the repurchase price shall be equal to the lower of the then-current fair market value and the initial purchase price).

(e)	Death of Disability. Upon the death or Disability of Executive, Executive (or his estate or legal representative, as applicable) shall have the right to cause Parent Corporation to repurchase the common stock received upon the current or prior exercise of Executive’s options at a repurchase price equal to the then-current fair market value, subject to the deferred payment mechanism set forth in the Subscription Agreement.

Exhibit B

RELEASE

I, Gregory J. Macfarlane, in consideration of the payments of $             subject to appropriate withholding, which includes compensation to which I would not be otherwise entitled, do, except as specifically provided below, hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind which I have or may have against Ceridian Corporation, its predecessors, successors, subsidiaries and Affiliates and all past and present members of the Board of Directors, officers, employees and agents of those persons and companies (“Ceridian”) arising out of any actions, conduct, decisions, behavior or events occurring up to the date of my execution of this Release.

I understand and accept that this Release specifically covers but is not limited to any and all claims, complaints, causes of action or demands which I have or may have against the above-referenced released parties relating in any way to the terms, conditions and circumstances of my employment up to the date of my signature below, any form of employment discrimination prohibited under any state’s human rights act, Title VII of the Federal Civil Rights Act of 1964, the Federal Americans with Disabilities Act, the Federal Family and Medical Leave Act, the Federal Age Discrimination in Employment Act and any other similar federal, state or local statute or ordinance. I further understand that this Release extends to but is not limited to all claims which I may have based on statutory or common law claims for negligence or other breach of duty, wrongful discharge, breach of contract, breach of any express or implied promise, misrepresentation, fraud, retaliation, breach of public policy, “whistleblowing,” retaliation, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy, failure to pay wages or any other theory, whether legal or equitable. Notwithstanding the foregoing, I do not waive my rights to (i) enforce the performance by Ceridian of its obligations under the Executive Employment Agreement between myself and Ceridian (including, without limitation, the obligation to make the payments and provide the benefits described in Articles III, IV and VII thereof if applicable), (ii) any employee benefits payable pursuant to the terms of the applicable plans of Ceridian or any affiliate, which benefits shall be paid or provided in accordance with the terms of such plans or (iii) indemnification from Ceridian with respect to my service with Ceridian, whether provided pursuant to Ceridian’s bylaws or otherwise.

Nothing contained herein, however, shall be construed to prohibit me from filing a charge with the Equal Employment Opportunity Commission, but my release includes a release of my right to file a court action or to seek individual remedies or damages in any Equal Employment Opportunity Commission-filed court action, and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such a charge.

I agree that my only remedy for any dispute I have about the enforceability of this Release shall be to submit that dispute to final and binding arbitration in accordance with the rules of the American Arbitration Association. Ceridian and I agree that I must send written notice of any claim to Ceridian by certified mail, return receipt requested. Written notice to Ceridian shall be sent to its Secretary at 3311 East Old Shakopee Road, Minneapolis, MN 55425-1640.

I understand that I may rescind this Release if I do so in writing, delivered by certified mail, return receipt requested, to Office of the General Counsel, Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, MN 55425-1640, within fifteen (15) calendar days of the date of my signature below. Upon the expiration of fifteen (15) calendar days from the date indicated below, if I have not rescinded this Release, then Ceridian Corporation shall promptly deliver to me the above-referenced payment, subject to appropriate withholding, this Release being contingent upon payment of that sum.

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If sent by mail, the rescission must be:

•	Postmarked within the 15 calendar-day period;

•	Properly addressed to Ceridian; and

•	Sent by certified mail, return receipt requested.

By my signature below, I acknowledge that I fully understand and accept the terms of this Release, and I represent and agree that my signature is freely, voluntarily and knowingly given. I have had 21 days in which to consider this agreement. By my signature below, I further acknowledge that I have been provided a full opportunity to review and reflect on the terms of this Release and to seek the advice of legal counsel of my choice, which advice I have been encouraged to obtain.

If I do not execute this Release within 30 days after I receive it, the offer Ceridian has made for a payment herein is null and void.

Date:
Gregory J. Macfarlane

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